Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement:

(1)	Registration Statement (Form F-3 No. 333-271637) of Ceragon Networks Ltd., and

(2)
Registration Statements (Form S-8 Nos. 333-268602, 333-276299, 333-278310 and 333-281275) pertaining to Amended and Restated Share Option and RSU Plan, and 2024 Equity Incentive Plan of Ceragon Networks Ltd;

of our reports dated March 25, 2025, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in this Annual Report (Form 20-F) of Ceragon Networks Ltd. for the year ended December 31, 2024.

/s/KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 25, 2025	A Member of EY Global